Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter 2019 Profit

Fourth Quarter Highlights:

•	$1.43 earnings per diluted share, up 12% from $1.28 in Q4 2018

•	Pre-tax income of $98 million, up from $91 million in Q4 2018; net income of $73 million, up from $67 million in Q4 2018

•	Secured new flying contract for 20 new E175 aircraft with American Airlines (“American”)

ST. GEORGE, UTAH, January 30, 2020 – SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q4 2019, including net income of $73 million, or $1.43 per diluted share, compared to net income of $67 million, or $1.28 per diluted share, for Q4 2018. Earnings per diluted share increased 12% in Q4 2019 from Q4 2018, primarily due to SkyWest’s ongoing fleet transition. SkyWest has added ten new E175 aircraft and seven new CRJ900 aircraft since Q4 2018 and reduced aircraft ownership costs through early lease buyouts on 56 aircraft executed in 2019.

SkyWest reported net income of $340 million, or $6.62 per diluted share for the 2019 year. Adjusted net income for the 2019 year was $321 million, or $6.25 per diluted share, excluding the gain on the sale of ExpressJet Airlines (“ExpressJet”) and other special items recorded in Q1 20191. Net income for the 2018 year was $280 million or $5.30 per diluted share.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “2020 represents the start of the next phase of our fleet transition as we increase new E175 aircraft and invest in our older CRJ fleet, driven by strong demand for both aircraft types. We expect this will make 2020 a pivot year to position us for a new trajectory in 2021 and 2022.”

1 See Reconciliation of non-GAAP financial measures section of this release for more information.

Financial Highlights

Revenue was $744 million in Q4 2019, down from $803 million in Q4 2018 due to the sale of ExpressJet in January 2019. Excluding ExpressJet revenue in Q4 2018, Q4 2019 revenue increased $59 million, primarily from adding 17 new aircraft since Q4 2018.

Operating expenses were $618 million in Q4 2019, down from $682 million in Q4 2018, also due to the sale of ExpressJet. Excluding ExpressJet operating expenses in Q4 2018, Q4 2019 operating expenses increased $59 million, primarily from growth in operations as a result of additional aircraft placed into service since Q4 2018 and an increase in maintenance expense.

Operational Update

New flying contract with American for 20 new E175 aircraft

•	SkyWest awarded 20 aircraft under a ten-year contract, with the anticipated delivery of ten aircraft in late 2020 and ten aircraft during the first half of 2021

•	SkyWest anticipates financing the aircraft through debt

•	Financial terms of the contract were not disclosed

Aircraft deliveries under previously announced deals for Delta Air Lines (“Delta”)

New E175 aircraft to be financed and operated by SkyWest:

•	Five aircraft were delivered in Q4 2019

•	Six aircraft are scheduled for delivery from early to mid-2020

Upcoming new and used aircraft to be financed by Delta and operated by SkyWest:

•	One new CRJ900 aircraft scheduled for delivery in mid-2020

•	Six used E175 aircraft scheduled for in-service dates from early to mid-2020

In conjunction with new aircraft deliveries for Delta, SkyWest anticipates removing eight CRJ700 and four CRJ900 aircraft from its flying agreement with Delta by the end of 2020. Following the respective agreement expirations, SkyWest anticipates utilizing these 12 aircraft in various ways: placing them with other partners, using the airframes/engines as spares and/or leasing the airframes/engines to third parties.

Aircraft deliveries under a previously announced deal with American

SkyWest placed two of ten used CRJ700s with American during Q4 2019. SkyWest is scheduled to place the remaining eight CRJ700 aircraft with American throughout 2020. SkyWest anticipates acquiring five used CRJ700s from a third party and internally sourcing three CRJ700s through contract expirations.

Lease agreement with a third party for 29 CRJ700 aircraft

As of December 31, 2019, SkyWest has placed ten of 29 CRJ700 aircraft under a previously announced lease agreement with a third party under a ten-year lease term. SkyWest anticipates the remaining aircraft will be placed under the lease in increments through mid-2020.

Capital and Liquidity

SkyWest had $520 million in cash and marketable securities at December 31, 2019, down from $572 million at September 30, 2019. During the fourth quarter of 2019, SkyWest:

•	Used $18 million in cash toward the purchase of five new E175 aircraft (total capital expenditure of $118 million on the acquired aircraft with $100 million of debt financing)

•	Used $39 million toward the purchase of spare engines and used airframes and $24 million for other capital investments, primarily related to spare aircraft parts

•	Used $10 million to repurchase stock under SkyWest’s $250 million repurchase program

Total debt was $3.0 billion at December 31, 2019 and September 30, 2019.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share (unaudited)

(Dollars in thousands, except per diluted share)

	For the year ended December 31, 2019
	Pre-tax income	Income tax benefit (expense)	Net income	Net income per diluted share
GAAP income	$446,305	$(106,206)	$340,099	$6.62
2019 adjustments (1)	(24,656)	5,646	(19,010)
Adjusted income	$421,649	$(100,560)	$321,089	$6.25

(1)   Excludes the gain on the sale of ExpressJet of $46.5 million (pre-tax); also excludes special item operating expenses of $21.9 million (pre-tax), primarily consisting of a non-cash write-off of aircraft manufacturer part credits that SkyWest forfeited to settle future lease return obligations. These adjustments were recorded in Q1 2019.

The non-GAAP information presented in this release should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting SkyWest’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of SkyWest’s business without regard to these items.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of nearly 500 aircraft connecting millions of passengers each month to over 250 destinations and provides commercial air service in cities throughout North America with up to 2,500 daily flights. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines to carry more than 40 million passengers annually. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with exceptional value for customers, shareholders and its more than 14,000 employees.

SkyWest will host its conference call to discuss fourth quarter 2019 results today, January 30, 2020, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/32739. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2019 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the potential benefits resulting from the sale of ExpressJet, including reduced risk, increased flexibility, efficiency and improved positioning for market opportunities, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years and the related removal from service and/or placement into service of certain aircraft, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, the expected earnings and other results from our ongoing fleet transition, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
OPERATING REVENUES
Flying agreements	$725,092	$791,862	$2,889,265	$3,169,520
Airport customer service and other	18,499	11,628	82,698	52,159
Total operating revenues	743,591	803,490	2,971,963	3,221,679

OPERATING EXPENSES
Salaries, wages and benefits	248,978	299,744	1,001,746	1,201,518
Aircraft maintenance, materials and repairs	137,741	132,594	514,313	556,259
Depreciation and amortization	95,168	88,203	368,098	334,589
Aircraft fuel	31,546	30,449	119,115	117,657
Airport-related expenses	29,600	28,753	118,837	109,605
Aircraft rentals	16,158	35,929	71,998	154,945
Special items	-	-	21,869	-
Other operating expenses	59,095	66,315	243,729	272,826
Total operating expenses	618,286	681,987	2,459,705	2,747,399
OPERATING INCOME	125,305	121,503	512,258	474,280
OTHER INCOME (EXPENSE)
Interest income	3,051	3,131	14,131	8,823
Interest expense	(30,871)	(33,924)	(127,755)	(120,409)
Other income, net	304	150	47,671	3,620
Total other expense, net	(27,516)	(30,643)	(65,953)	(107,966)

INCOME BEFORE INCOME TAXES	97,789	90,860	446,305	366,314
PROVISION FOR INCOME TAXES	25,262	23,754	106,206	85,942
NET INCOME	$72,527	$67,106	$340,099	$280,372

BASIC EARNINGS PER SHARE	$1.44	$1.30	$6.68	$5.40
DILUTED EARNINGS PER SHARE	$1.43	$1.28	$6.62	$5.30

Weighted average common shares
Basic	50,395	51,650	50,932	51,914
Diluted	50,796	52,556	51,375	52,871

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31, 2019	December 31, 2018
Cash and marketable securities	$520,172	$689,329
Other current assets	240,174	331,465
Total current assets	760,346	1,020,794
Property and equipment, net	5,345,823	4,963,732
Deposit on aircraft	48,858	42,012
Other long-term assets	502,102	286,674
Total assets	$6,657,129	$6,313,212

Current portion, long-term debt	$364,126	$350,206
Other current liabilities	560,550	574,620
Total current liabilities	924,676	924,826

Long-term debt, net of current maturities	2,628,989	2,809,768
Other long-term liabilities	928,450	614,337
Stockholders' equity	2,175,014	1,964,281
Total liabilities and stockholders’ equity	$6,657,129	$6,313,212

Unaudited Operating Highlights – SkyWest Airlines

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change
Block hours	368,301	351,928	4.7%		1,464,405	1,380,420	6.1%
Departures	214,299	198,346	8.0%		842,098	790,485	6.5%

Adjusted flight completion	99.9%	99.9%	0.0	pts	99.9%	99.9%	0.0	pts
Raw flight completion	98.4%	99.0%	(0.6	)pts	97.9%	98.6%	(0.7	)pts

Passengers carried	11,093,800	10,200,740	8.8%		43,660,766	40,302,301	8.3%
Passenger load factor	82.2%	81.4%	0.8	pts	82.3%	81.6%	0.7	pts

Average passenger trip length	496	500	(0.8)%		500	492	1.6%

On January 22, 2019, SkyWest completed the sale of ExpressJet to a third party. The unaudited operating highlights above include SkyWest Airlines only and exclude ExpressJet in both periods for comparability purposes.

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service had no net change during Q4 2019, as follows:

Aircraft in scheduled service at September 30, 2019:	483
Additions:
New E175 aircraft:	5
Removals:
CRJ700 aircraft:	(5)
Aircraft in scheduled service at December 31, 2019:	483

SkyWest’s total fleet in service decreased by 113 aircraft over the last 12 months, as follows:

Aircraft in scheduled service at December 31, 2018:		596
Additions:
New E175 aircraft:	10
New CRJ900 aircraft:	7
Total new aircraft added:		17
Used aircraft transitioned back into service, net:		1
SkyWest Airlines CRJ900s removed from service:		(5)
ExpressJet removals:
ERJ145 aircraft:	(100)
CRJ200 aircraft:	(16)
CRJ700 aircraft:	(10)
		(126)
Aircraft in scheduled service at December 31, 2019:		483

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type

	Three months ended December 31,			Year ended December 31,
	2019	2018	Variance %	2019	2018	Variance %
SkyWest Airlines:
E175s	133,232	127,616	4.4%	529,008	457,285	15.7%
CRJ900s	30,872	28,080	9.9%	124,860	112,668	10.8%
CRJ700s	74,151	65,702	12.9%	298,599	267,387	11.7%
CRJ200s	130,046	130,530	(0.4)%	511,938	543,080	(5.7)%
Total Block Hours	368,301	351,928	4.7%	1,464,405	1,380,420	6.1%

Aircraft in Scheduled Service and Block Hour Production Forecast for 2020

	As of 12/31/2019	As of 3/31/2020	As of 6/30/2020	As of 9/30/2020	As of 12/31/2020
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
SkyWest Airlines aircraft (1):
E175s	156	158	163	169	178
CRJ900s	43	43	44	40	40
CRJ700s	94	94	94	94	94
CRJ200s	190	190	190	190	190
Total SkyWest Airlines	483	485	491	493	502

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Total 2020
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
SkyWest Airlines (2):
Block Hours	368,301	374,000	389,000	401,000	398,000	1,562,000

(1)	The aircraft count in the table above excludes aircraft removed from SkyWest’s scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft placed into service when transitioning between flying contracts, and timing of new aircraft deliveries.

As of December 31, 2019, SkyWest leased four CRJ200s, ten CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above).

(2)	Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates.